KROGER 4TH QTR OPER NET PER SHARE:
                      95 CENTS VS 84 CENTS


     CINCINNATI, Ohio, January 23, 1997 --- The Kroger Co. (NYSE: KR) said today that 1996 fourth quarter net earnings before an extraordinary item rose 15 percent to $125.5 million from $109.2 million in the 1995 fourth quarter. On a fully diluted per share basis, net earnings before the extraordinary item rose 13 percent to 95 cents from 84 cents.
     Kroger's fourth quarter and full-year results set records for sales, operating cash flow, and earnings per share.
     Fourth quarter operating cash flow -- pre-tax earnings before interest, depreciation, LIFO, and extraordinary items -
- rose 12 percent to $353.6 million from $314.9 million.
     Total Company sales in the quarter increased 5.8 percent to a record $6.2 billion from $5.9 billion in the 1995 fourth quarter. Identical food store sales rose 0.5 percent despite a less favorable holiday calendar. Comparable store sales, which include relocations and expansions, were up 4 percent in the quarter.
     For 1996, earnings before the extraordinary item were $352.7 million, or $2.67 per fully diluted share, compared to $318.9 million, or $2.50 per share, in 1995. Full year operating cash flow rose to $1.241 billion from $1.163 billion. Total 1996 Company sales were a record $25.2 billion, a 5.2 percent increase.
     Kroger Chairman and Chief Executive Officer Joseph A. Pichler said the Company's fourth quarter and full year results reflected consistent improvement in sales, earnings and operating cash flow.
     "Competitive new store openings during 1996 were as strong as we've experienced in recent years," Pichler said. However, he noted that the Company's broad geographic base helped offset the impact of increased competitive storing activity. Kroger's emphasis on expense control was another positive factor. Operating expenses as a percent of sales declined in both the fourth quarter and full year.
     Kroger's financial structure improved in 1996. The Company redeemed the entire outstanding balance of $125 million of its 9 percent Senior Subordinated Notes and issued $240 million of lower cost Senior Notes. Net interest expense for the fourth quarter was $67 million. Full year interest costs declined $12.7 million to $299.9 million.
     During 1996, capital expenditures totaled approximately $734 million, about even with prior year expenditures. Kroger opened, expanded or relocated 116 stores in 1996, increasing overall food store square footage by 6.7 percent.
     For 1997, Kroger said it expects capital expenditures of approximately $850 million. Over the next three years, the Company said it expects to expand its store base by approximately 100 projects per year, resulting in an annual compounded retail square footage gain of about 6 percent.

                            THE KROGER CO.
                          SALES AND EARNINGS

                     4TH QUARTER          4TH QUARTER       PERCENT
                         1996                 1995           CHANGE
                       12/28/96             12/30/95
Sales               $6,199,156,375        $5,860,734,188       5.8

EBITD <F1>          $  353,568,567        $  314,900,516      12.3

Non-EBITD
charges <F2>        $   (4,300,000)       $   (3,687,550)

LIFO                $    2,173,602        $    2,397,218

Interest            $  (67,006,475)       $  (69,292,587)

Depreciation        $  (86,580,221)       $  (79,601,921)
                    ---------------       ---------------

Pre-tax earnings
before extraordinary
loss                $  197,855,473        $  164,715,676

Tax expense         $  (72,336,735)       $  (55,466,559)
                    _______________      ________________

Earnings before
extraordinary
loss                $  125,518,738        $  109,249,117      14.9

Extraordinary
loss <F3>           $      (84,342)       $   (3,750,149)
                   _______________      ________________

Net earnings        $  125,434,396        $  105,498,968
                   ===============      ================




Primary earnings (loss)
per common share:

From operations              $0.95                $0.84

From extraordinary
loss <F3>                   ($0.00)              ($0.03)
                    _______________       _____________

Primary net earnings
per common share             $0.95                $0.81
                    ===============       =============

Fully diluted earnings
(loss) per common share:

From operations              $0.95                $0.84      13.1

From extraordinary
loss <F3>                   ($0.00)              ($0.03)
                    _______________       _____________

Fully diluted net
earnings per
common share                 $0.95                $0.81
                    ===============       =============

Number of common shares
used in primary per share
calculation            132,570,923           129,453,609


Number of common shares
used in fully diluted per
share calculation      132,741,340          130,037,648

[FN]
<F1> EBITD represents pre-tax earnings before interest,
     depreciation and LIFO as defined in the Company's Bank
     Credit Agreement.
<F2> Represents the additional quarterly charge from the
     adoption of FASB 106 in 1996 and 1995 which is excluded from EBITD as defined by the Company's Bank Credit Agreement.
<F3> Represents the after-tax loss from the early retirement of debt.



                        4 QUARTERS           4 QUARTERS     PERCENT
                          1996                 1995         CHANGE

    Sales           $25,170,908,953      $23,937,794,794      5.2

    EBITD <F1>      $ 1,241,093,781      $ 1,162,824,156      6.7

    Non-EBITD
    charges <F2>    $   (17,500,000)     $  (15,226,012)

    LIFO            $   (12,526,398)     $  (14,102,782)

    Interest        $  (299,984,361)     $ (312,685,354)

    Depreciation    $  (343,769,715)     $ (311,271,904)
                    _______________      _________________

    Pre-tax earnings before
    extraordinary
    loss            $   567,313,307      $  509,538,104

    Tax expense     $  (214,578,000)     $ (190,671,733)
                    _______________      _________________

    Earnings before
    extraordinary
    loss            $   352,735,307      $  318,866,371

    Extraordinary
    loss <F3>       $    (2,862,050)     $  (16,052,911)
                    _______________      _________________

    Net earnings    $   349,873,257      $  302,813,460      15.5
                    ===============      =================

    Primary earnings (loss)
    per common share:

    From operations          $2.68                $2.65

    From extraordinary
    loss <F3>               ($0.02)              ($0.13)
                    _______________       ________________

    Primary net earnings
    per common share         $2.66                $2.52
                    ===============       ================

    Fully diluted earnings (loss)
    per common share:

    From operations          $2.67                $2.50       6.8

    From extraordinary
    loss <F3>               ($0.02)              ($0.12)
                    _______________      __________________

    Fully diluted net
    earnings per common
    share                    $2.65                $2.38
                    ==============      ==================

    Number of common shares used in
    primary per share
    calculation        131,374,914          120,413,169

    Number of common shares used in
    fully diluted per share
    calculation        132,033,148          129,232,375

[FN]
<F1> EBITD represents pre-tax earnings before interest,
     depreciation and LIFO as defined in the Company's Bank
     Credit Agreement.
<F2> Represents the additional charge from the adoption of
     FASB 106 in 1996 and 1995, which are excluded from EBITD as defined by the Company's Bank Credit Agreement.
<F3> Represents the after-tax loss from the early retirement of debt.